Exhibit 5.1

[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

July 28, 2014

Rocky Holding, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Rocky Holding, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (as amended and together with all exhibits thereto, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering of up to 154,817,378 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). The Shares are proposed to be issued upon the consummation of the merger of (i) RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), with and into a to-be-formed North Carolina corporation and a direct, wholly-owned subsidiary of the Company, and (ii) TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), with and into a to-be-formed Delaware corporation and a direct, wholly-owned subsidiary of the Company, in each case, pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 2014 and amended as of July 15, 2014, by and among the Company, RFMD, and TriQuint (the “Merger Agreement”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, resolutions of the Board of Directors relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares and related matters, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (i) the genuineness of all signatures and the legal capacity of all signatories, (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (iii) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that when (i) the Registration Statement has been declared effective by the Commission, and (ii) the Shares are issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP